EXHIBIT 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following sets forth the unaudited pro forma condensed combined financial statements (the “Pro Forma Financial Statements”) of BioTime after giving effect to the Merger with Asterias (the “Merger”), which was completed on March 8, 2019. The Unaudited Pro Forma Condensed Combined Statements of Operations (the “Pro Forma Statement(s) of Operations”) give effect to the Merger as if it was consummated on January 1, 2018. The “Unaudited Pro Forma Condensed Combined Balance Sheet” (the “Pro Forma Balance Sheet”) gives effect to the Merger as if it was consummated on December 31, 2018, using the Merger Consideration and the per share closing price of BioTime common stock as of March 8, 2019, as quoted on the NYSE American, to determine the estimated purchase price. The Pro Forma Balance Sheet as of December 31, 2018 combines the historical audited consolidated balance sheets of BioTime and Asterias as of December 31, 2018. The Pro Forma Statement of Operations for the year ended December 31, 2018 combines the historical audited results of operations of BioTime and Asterias for the year ended December 31, 2018. The historical consolidated financial information has been adjusted in the Pro Forma Financial Statements to reflect the pro forma impact of events and transactions that are directly attributable to the Merger, factually supportable and reasonable under the circumstances, with respect to the Pro Forma Statements of Operations, are expected to have a continuing impact on the combined results. These Pro Forma Financial Statements do not include the effects of any transactions that took place subsequent to December 31, 2018, or any potential debt or equity offerings, except for the issuance of shares of BioTime common stock and other transactions directly related to the Merger, including the Merger Consideration, which occurred on March 8, 2019.

The Pro Forma Financial Statements have been prepared using the acquisition method of accounting for business combinations in accordance in accordance with Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”), under U.S. GAAP. The acquisition method of accounting is dependent upon certain valuations and other studies that are in progress. Accordingly, the pro forma adjustments are preliminary, have been made solely for the purpose of preparing the Pro Forma Financial Statements and are subject to revision. Differences between these preliminary estimates and the final acquisition accounting may have a material impact on the accompanying Pro Forma Financial Statements and BioTime’s future results of operations and financial position.

The Pro Forma Financial Statements do not reflect any cost savings or associated costs to achieve such savings from operating efficiencies, synergies, debt or equity financing or other restructuring that may result from the Merger. The Pro Forma Financial Statements are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been completed on the dates assumed, nor are they necessarily indicative of the future operating results or financial position of the combined company. In addition, the Pro Forma Financial Statements include adjustments which are preliminary and may be revised. There can be no assurance that such revisions will not result in material changes to the information presented. Transactions and balances between BioTime and Asterias during the periods presented in the Pro Forma Financial Statements have been eliminated as if BioTime and Asterias were consolidated during the periods presented.

The Pro Forma Financial Statements have been derived from and should be read in conjunction with the audited consolidated financial statements and the related notes of BioTime and the audited financial statements of Asterias and the related notes, included in BioTime’s Annual Report on Form 10-K filed on March 14, 2019, incorporated herein by reference.

BioTime, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2018

(in thousands)

	Historical		Transaction Costs And Other Tax		Pro Forma Adjustments (Notes 3		Pro Forma
	BioTime	Asterias	Adjustments		And 4)		Combined
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$23,587	$5,597	$-		$-		$29,184
Marketable equity securities	7,154	2,386	-		(2,386)	(a)	7,154
Trade accounts and grants receivable, net	767	-	-		-		767
Receivable from affiliates, net	2,112	-	-		-		2,112
Other receivables	840	-	-		-		840
Prepaid expenses and other current assets	1,898	810	-		-		2,708
Total current assets	36,358	8,793	-		(2,386)		42,765

NONCURRENT ASSETS
Property, plant and equipment, net	5,835	549	-		(180)	(b)	6,204
Deposits and other long-term assets	505	174	-		-		679
Promissory note from Juvenescence	22,104	-	-		-		22,104
Equity method investment in OncoCyte, at fair value	20,250	-	-		-		20,250
Equity method investment in Asterias, at fair value	13,483	-	-		(13,483)	(c)	-
Intangible assets, net	3,125	12,758	-		(12,108)	(d)	3,775
Acquired in-process research and development	-	-	-		46,540	(e)	46,540
Goodwill	-	-	-		10,853	(f)	10,853
TOTAL ASSETS	$101,660	$22,274	$-		$29,236		$153,170

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$6,463	$2,471	$2,997	(g)	-		11,931
Capital lease and lease liability, current portion	237	7	-		-		244
Promissory notes, current portion	70	-	-		-		70
Deferred rent and lease incentives, current portion	-	504	-		(504)	(h)	-
Asterias warrants	-	-	-		868	(i)	868
Deferred grant revenue	42	-	-		-		42
Total current liabilities	6,812	2,982	2,997		364		13,155

LONG-TERM LIABILITIES
Deferred rent liabilities, net of current portion	244	953	-		(953)	(h)	244
Lease liability, net of current portion	1,854	-	-		-		1,854
Capital lease liability, net of current portion	104	7	-		-		111
Deferred license revenue	-	1,000	-		(800)	(j)	200
Liability classified warrants and other long-term liabilities	400	281	-		(281)	(i)	400
Deferred income tax liability	-	-	(4,102)	(k)	12,295	(k)	8,193
TOTAL LIABILITIES	9,414	5,223	(1,105)		10,625		24,157

Commitments and contingencies			-

SHAREHOLDERS’ EQUITY
BioTime preferred shares, no par value, authorized 2,000 shares; none issued and outstanding as of December 31, 2018	-	-	-		-		-
Asterias common stock, $0.0001 par value, 125,000 shares of Series A Common Stock and 75,000 shares of Series B Common Stock authorized; 55,889 shares and no shares of Series A Common Stock, actual and on a pro forma basis, respectively, issued and outstanding; no shares of Series B Common Stock issued and outstanding, as of December 31, 2018	-	6	-		(6)	(l)	-
Asterias additional paid-in capital	-	157,378	-		(157,378)	(l)	-
BioTime common stock, no par value, 250,000 shares authorized; 127,136 and 149,196, actual and pro forma shares issued and outstanding as of December 31, 2018, respectively	354,270	-	-		(3,435)	(m)	383,188
					32,353	(m)
Accumulated other comprehensive income	1,426	-	-				1,426
Accumulated deficit	(261,856)	(140,333)	1,105	(o)	140,333	(l)	(254,007)
					6,744	(n)
BioTime, Inc. shareholders’ equity	93,840	17,051	1,105		18,611		130,607
Noncontrolling interest (deficit)	(1,594)	-	-		-		(1,594)
Total shareholders’ equity	92,246	17,051	1,105		18,611		129,013
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$101,660	$22,274	$-		$29,236		$153,170

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information.

BioTime, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the year ended December 31, 2018

(in thousands, except for per share amounts)

	Historical		Pro Forma Adjustments		Pro Forma
	BioTime	Asterias	(Note 5)		Combined
REVENUES:
Grant revenue	$3,572	$-	$-		$3,572
Royalties from product sales and license fees	392	812	-		1,204
Subscription and advertisement revenues	691	-	-		691
Sale of research products and services	333	-	-		333
Total revenues	4,988	812	-		5,800
Cost of sales	(302)	(224)	(130)	(a)	(656)
Gross profit	4,686	588	(130)		5,144

OPERATING EXPENSES:
Research and development	(20,955)	(13,700)	3,367	(b)	(31,473)
			(185)	(a)
Acquired in-process research and development	(800)	-	-		(800)
General and administrative	(24,726)	(8,493)	129	(b)	(33,090)
Total operating expenses	(46,481)	(22,193)	3,311		(65,363)

Loss from operations	(41,795)	(21,605)	3,181		(60,219)
OTHER INCOME/(EXPENSES):
Interest income/(expense), net	711	(265)	-		446
Gain on sale of equity method investment in Ascendance	3,215	-	-		3,215
Gain on deconsolidation of AgeX	78,511	-	-		78,511
Loss on equity method investment in OncoCyte at fair value	(47,985)	-	-		(47,985)
Loss on equity method investment in Asterias at fair value	(35,449)	-	35,449	(c)	-
Loss on equity method investment in AgeX at fair value	(4,181)	-	-		(4,181)
Unrealized gain (loss) on marketable securities	1,158	(3,091)	2,803	(d)	870
Gain from change in fair value of warrant liability	-	2,476	-		2,476
Other income (expense), net	(1,315)	665	(711)	(e)	(1,361)
Total other income (expense), net	(5,335)	(215)	37,541		31,991
LOSS BEFORE INCOME TAXES	(47,130)	(21,820)	40,722		(28,228)
Income tax benefit	346	-	-		346
NET LOSS	(46,784)	(21,820)	40,722		(27,882)

Net loss attributable to noncontrolling interest	794	-	-		794

NET LOSS ATTRIBUTABLE TO BIOTIME, INC.	$(45,990)	$(21,820)	$40,722		$(27,088)

NET LOSS PER COMMON SHARE:
BASIC AND DILUTED	$(0.36)				$(0.18)

WEIGHTED AVERAGE NUMBER OF SHARES OF COMMON STOCK OUTSTANDING:
BASIC AND DILUTED	126,903				148,977 (f)

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information .

Notes to Unaudited Pro Forma Condensed Combined Financial Information

Note 1. Basis of presentation

The Pro Forma Financial Statements are derived from the historical financial statements of BioTime and Asterias, as adjusted to give effect to the Merger with Asterias, which was completed on March 8, 2019. The Pro Forma Statement of Operations for the year ended December 31, 2018 gives effect to the Merger as if it had occurred on January 1, 2018. The Pro Forma Balance Sheet as of December 31, 2018 gives effect to the Merger as if it had occurred on December 31, 2018, using the Merger Consideration and the per share closing price of BioTime common stock as of March 8, 2019, as quoted on the NYSE American, to determine the purchase price. These Pro Forma Financial Statements do not include the effects of any transactions that took place subsequent to December 31, 2018, or any potential debt or equity offerings, except for the issuance of shares of BioTime common stock with regard to the Merger Consideration, which occurred on March 8, 2019.

The Pro Forma Financial Statements have been prepared using the acquisition method of accounting for business combinations under U.S. GAAP. The acquisition method of accounting is dependent upon certain valuations and other studies that are in progress. The final determination of fair value of assets acquired and liabilities assumed could result in material changes to the Pro Forma Financial Statements.

In order to prepare the Pro Forma Financial Statements, BioTime performed a review of Asterias’ accounting policies to identify significant differences from BioTime’s accounting policies used to prepare BioTime’s historical financial statements. As a result of that review, BioTime did not identify significant differences between the accounting policies of the two companies.

The Pro Forma Financial Statements are preliminary, provided for illustrative purposes only and do not purport to represent what the combined Company’s actual consolidated results of operations or consolidated financial position would have been had the Merger occurred on the date assumed, nor are they indicative of the combined Company’s future consolidated results of operations or financial position. The actual results reported in periods following the Merger may differ significantly from those reflected in these Pro Forma Financial Statements for a number of reasons, including, but not limited to, differences between the assumptions used to prepare these Pro Forma Financial Statements and actual amounts, cost savings or associated costs to achieve such savings from operating efficiencies, synergies, debt or equity financing, or other restructuring that may result from the Merger. Non-recurring items related to the Merger were not included in the Pro Forma Statement of Operations.

Note 2. Calculation of the purchase price

The calculation of the purchase price for Asterias presented below is based on the terms of the Merger and the Merger Consideration transferred on March 8, 2019.

The calculation of the purchase price is as follows (in thousands, except for share and per share amounts):

	BioTime (38% ownership interest)		Shareholders other than BioTime (approximate 62% ownership interest)		Total
Outstanding Asterias common stock as of March 8, 2019	21,747,569		34,783,333	(1)	56,530,902	(1)
Exchange ratio	0.710		0.710		0.710

BioTime common stock issuable	15,440,774	(2)	24,695,898	(3)	40,136,672
Per share price of BioTime common stock as of March 8, 2019	$1.31		$1.31		$1.31
Purchase price (in $000s)	$20,227	(2)	$32,353		$52,580

(1)	Includes 81,810 shares of Asterias restricted stock unit awards that immediately vested on the Merger date and converted into the right to receive 0.71 BioTime common stock, resulting in 58,085 shares of BioTime common stock issued on March 8, 2019 as part of the Merger consideration. These restricted stock units were principally attributable to pre-combination services and included as part of the purchase price in accordance with ASC 805.

(2)	Estimated fair value for BioTime’s previously held 38% ownership interest in Asterias common stock is part of the total purchase price of Asterias for purposes of the purchase price allocation under ASC 805 and for BioTime’s adjustment of its 38% interest to fair value at the effective date of the Merger and immediately preceding the consolidation of Asterias’ results with BioTime. No actual shares of BioTime common stock were issued to BioTime in connection with the Merger (see Notes 3 and 4).

(3)	Net of a de minimis number of fractional shares which were paid in cash.

Note 3. Estimated purchase price allocation

Under the acquisition method of accounting, the total purchase price is allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values as of the date of the acquisition. The preliminary allocation of the purchase price is based on the terms of the Merger Agreement and BioTime management’s estimates of the fair value of Asterias’ assets and liabilities as of December 31, 2018, derived from the historical balance sheet of Asterias as of December 31, 2018 and using the March 8, 2019 Merger Consideration. As of the date of this document, BioTime management has not finalized the detailed valuation studies necessary to arrive at the required estimates of the fair value of Asterias’ assets acquired and the liabilities assumed and the related allocations of purchase price. The valuation studies are expected to be final by the end of 2019. Additional intangible asset classes may be identified as the valuation process continues. Therefore, the allocation of the purchase price to assets acquired and liabilities assumed is based on preliminary fair value estimates and is subject to final analysis by BioTime management.

The following table sets forth a preliminary allocation of the purchase price to Asterias’ identifiable tangible and intangible assets acquired and liabilities assumed, with the excess recorded as goodwill (in thousands):

Assets acquired:
Cash and cash equivalents	$5,597
Prepaid expenses and other assets, current and noncurrent	984
Machinery and equipment	369
Long-lived intangible assets	650
Acquired in-process research and development	46,540

Total assets acquired	54,140

Liabilities assumed:
Accrued liabilities and accounts payable	2,485
Liability classified warrants	868
Deferred license revenue	200
Long-term deferred income tax liability	12,295

Total liabilities assumed	15,848

Net assets acquired, excluding goodwill (a)	38,292

Fair value of BioTime common stock held by Asterias (b)	3,435

Total purchase price (c)	52,580

Estimated goodwill (c-a-b)	$10,853

The following is a discussion of the valuation methods used to determine the fair value of Asterias’ significant assets and liabilities in connection with the preparation of these Pro Forma Financial Statements:

Acquired In-Process Research and Development (“IPR&D”) and Deferred Income Tax Liability: For purposes of these Pro Forma Financial Statements, identifiable acquired in-process research and development intangible assets consist of the AST-OPC1 program that is currently in a Phase 1/2a clinical trial for spinal cord injuries (“SCI”), which has been partially funded by the California Institute for Regenerative Medicine and the AST-VAC2 program, which is a non-patient-specific (“off-the-shelf”) cancer immunotherapy derived from pluripotent stem cells for which a clinical trial in non-small cell lung cancer is being funded and sponsored by Cancer Research UK, the world’s largest independent cancer research charity. The identification of these intangible assets are based on consideration of historical experience and a market participant’s view. These intangible assets are valued primarily through the use of the discounted cash flow method under the income approach. BioTime considered the AST-VAC1 program, an autologous product candidate, manufactured from cells that come from the patient, and due to significant risks, substantial costs and limited opportunities in its current state associated with the AST-VAC1 program, BioTime management considered this program to have de minimis value.

These IPR&D assets are indefinite-lived intangible assets until the completion or abandonment of the associated R&D efforts. Once the R&D efforts are completed or abandoned, the IPR&D will either be amortized over the asset life as a finite-lived intangible asset or be impaired, respectively, in accordance with ASC 350, Intangibles – Goodwill and Other. In accordance with ASC 350, goodwill and acquired IPR&D are determined to have indefinite lives and, therefore, are not amortized. Instead, they are tested for impairment at least annually and between annual tests if BioTime becomes aware of an event or a change in circumstances that would indicate the asset may be impaired.

Because the IPR&D (prior to completion or abandonment of the R&D) is considered an indefinite-lived asset for accounting purposes, the fair value of the IPR&D on the acquisition date creates a deferred income tax liability (“DTL”) in accordance with ASC 740, Income Taxes. This DTL is computed using the fair value of the IPR&D assets on the acquisition date multiplied by BioTime’s federal and state income tax rates, net of the federal benefit. While this DTL would reverse on impairment or sale or commencement of amortization of the related intangible assets, those events are not anticipated under ASC 740 for purposes of predicting reversal of a temporary difference to support the realization of deferred tax assets, except for certain deferred tax assets and credit carryforwards that are also indefinite in nature as of the Merger date, which may considered for reversal under ASC 740 as further discussed in Note 4 (k).

Long-lived intangible assets – Asterias has certain royalty revenues for “research only use” culture media for pre-clinical research applications under certain, specific patent families under contracts which preclude the customers to sell for commercial use or for clinical trials. These royalty cash flows are generated under certain specific patent families which Asterias previously acquired from Geron Corporation (“Geron”). Asterias pays Geron a royalty for all royalty revenues received from these contracts. Because these patents are a subset of the clinical programs discussed above, are expected to continue to generate revenues for Asterias and are not to be used in the AST-OPC1 and AST-VAC2 programs, these patents are considered to be long-lived intangible assets under ASC 805. These intangible assets are also valued primarily through the use of the discounted cash flow method under the income approach, but will be amortized over their useful life, estimated to be 5 years.

Deferred license revenue: Deferred license revenue in the context of a business combination represents an obligation to provide future products or services when payment for such products or services has been made prior to the products being delivered or services being rendered. In September 2018, Asterias and Novo Nordisk A/S (“Novo Nordisk”) entered into an option for Novo Nordisk or its designated U.S. affiliate to license, on a non-exclusive basis, certain intellectual property related to culturing pluripotent stem cells, such as hES cells, in suspension. Under the terms of the option, Asterias received a one-time upfront payment of $1.0 million, in exchange for a 24-month period option to negotiate a non-exclusive license during which time Asterias has agreed to not grant any exclusive licenses inconsistent with the Novo Nordisk option. This option is considered a performance obligation as it provides Novo Nordisk with a material right that it would not receive without entering into the contract.

For business combination purposes under ASC 805, the fair value of this performance obligation to BioTime, from a market participant perspective, is the estimated costs BioTime may incur, plus a normal profit margin for the level of effort required to perform under the contract after the acquisition date, assuming Novo Nordisk exercised its option, including, but not limited to, negotiation costs, legal fees, arbitration, if any, and other related costs. Management has estimated those costs, plus a normal profit margin, to be approximately $200,000 in the estimated purchase price allocation.

Liability classified warrants: On May 13, 2016, in connection with a common stock offering, Asterias issued 2,959,559 warrants (the “Asterias Warrants”) with an exercise price of $4.37 per share that expire in five years from the issuance date, or May 13, 2021. As of December 31, 2018, there were 2,813,159 Asterias Warrants outstanding. The Asterias Warrants contain certain provisions in the event of a Fundamental Transaction, as defined in the warrant agreement governing the Asterias Warrants (“Warrant Agreement”), that Asterias or any successor entity will be required to purchase, at a holder’s option, exercisable at any time concurrently with or within thirty days after the consummation of the fundamental transaction, the Asterias Warrants for cash. This cash settlement will be in an amount equal to the calculated value of the unexercised portion of such holder’s warrants, determined in accordance with the Black-Scholes option pricing model with significant inputs as specified in the Warrant Agreement. The Merger was considered a Fundamental Transaction.

The fair value of the Asterias Warrants for purposes of the Pro Forma Financial Statements was determined by using a combination of the Binomial Lattice and Black-Scholes option pricing models under various probability-weighted outcomes which take into consideration the probability of the fundamental transaction, which for purposes of the above valuation was assumed to be at 100% and net cash settlement occurring, using the contractual remaining term of the warrants. In applying these models, these inputs have included key assumptions including the per share closing price of BioTime common stock on March 8, 2019, volatility computed in accordance with the provisions of the Warrant Agreements and, to a large extent based on negotiations with majority of the holders of the Asterias Warrants since the completion of the Merger. BioTime believes the fair value of the Asterias Warrants as of the Merger date is not subject to change significantly based on discussions with the holders for settlement of the Asterias Warrants since the Merger, however, to the extent any Asterias Warrants that are not settled in cash or in BioTime common stock will be automatically converted to BioTime Warrants 30 days after the Merger date. From March 8, 2019 through the date of this report, approximately $372,000 of the Asterias Warrants were settled, of which $332,000 were settled in exchange for 251,835 shares of BioTime common stock and $40,000 in cash. The remaining $496,000 worth of warrants were converted to BioTime Warrants 30 days after the Merger date.

Fair value of BioTime common stock held by Asterias: As of December 31, 2018, Asterias holds 2,621,811 BioTime common stock as marketable securities on its standalone financial statements. For purposes of the Pro Forma Financial Statements and ASC 805, the fair value of those shares acquired by BioTime from Asterias is determined based on the $1.31 per share closing price of BioTime common stock on March 8, 2019, the Merger date, as quoted on the NYSE American. Although treasury shares are not considered an asset and were retired upon acquisition by BioTime, the fair value of those shares is a part of the purchase price.

Goodwill: Goodwill is calculated as the difference between the acquisition date fair value of the consideration transferred and the values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized but is tested for impairment at least annually, or more frequently if circumstances indicate potential impairment.

Note 4. Adjustments to the Pro Forma Balance Sheet

(a)	To record the elimination of the fair value of BioTime common stock held by Asterias as of December 31, 2018.

(b)	To record the fair value of machinery and equipment acquired in the Merger. The estimated useful life of these assets is estimated to be 2 years.

(c)	To record the elimination of BioTime’s approximate 38% equity method investment in Asterias, at fair value, as of December 31, 2018. See Note (n) below.
(d)	To record the fair value of long-lived intangible assets acquired in the Merger (see Note 3).

(e)	To record the estimate of identifiable acquired IPR&D intangible assets consisting of $31.7 million in fair value pertaining to the AST-OPC1 program and $14.8 million pertaining to the AST-VAC2 program (see Note 3). BioTime considered the AST-VAC1 program to have de minimis value.

(f)	To record estimated goodwill recognized as a result of the Merger, which represents the amount by which the consideration transferred exceeds the fair value of Asterias’ assets acquired and the liabilities assumed, including the fair value of BioTime common stock acquired held by Asterias, on the Merger date (see Note 3).

(g)	To accrue estimated transaction costs of $1.0 million incurred by BioTime and Asterias directly attributable to the Merger. Transaction costs include fees for investment banking, advisory, and other professional fees. Transaction costs are expensed as incurred and accounted for outside of the business combination in the post-acquisition financial statements of the combined entity. As the transaction costs will not have a continuing impact, BioTime has not shown the estimated transaction costs in the Pro Forma Statements of Operations.

To accrue an estimated $2.0 million of change in control payment obligation to Asterias executives incurred at the time of the Merger. Asterias has previously entered into original employment contracts with certain executive officers in which Asterias was required to incur severance obligations for matters relating to changes in control, as defined, and involuntary terminations. The Merger met the change in control criteria of the employment agreemnts. For the severance payment to be made, there must be a change in control and a termination event of the executive, as defined in the employment agreements, referred to as a “double trigger” payment. Since the Pro Forma Balance Sheet assumes the Merger has occurred and the payments will be made to those executives, the obligation has been accrued in the Pro Forma Balance Sheet as of December 31, 2018. Dual trigger payments are accounted for outside of the business combination and not included in the purchase price, instead, recorded as compensation expense in the post-acquisition financial statements of the combined entity. As the change in control payment will not have a continuing impact, BioTime has not shown this amount in the Pro Forma Statements of Operations (see Note 4 (n) below).

(h)	To record the elimination of Asterias’ deferred rent and lease incentives, current and noncurrent portions, for an at-market operating lease. For business combination purposes under ASC 805, acquired operating leases are assessed to determine if the lease terms are favorable or unfavorable given market conditions on the acquisition date. To the extent the lease arrangement is favorable or unfavorable relative to market on the acquisition date, an asset or liability, respectively, is recognized at fair value in the business combination. On September 28, 2018, Asterias terminated its lease agreement with its landlord. Simultaneously, with the termination of the lease, Novo Nordisk, a Denmark-based multinational pharmaceutical company, entered into a new lease agreement with the landlord for the leased space, whereupon Asterias and Novo Nordisk immediately entered into a new sublease agreement for Asterias to occupy and use part of the leased space, for a term of up to 39 months. Asterias did not incur any early termination fees in in connection with the termination of its original lease with its landlord. Therefore, the operating sublease in place for the Asterias’ facilities as of December 31, 2018 is at market considering the timing of the new lease agreement and the new sublease agreement, entered into with and among unrelated parties, resulting in no asset or liability in the business combination.

(i)	To record the adjustment of the Asterias Warrants to fair value pursuant to the Warrant Agreement’s Fundamental Transaction provisions and classified as a current liability on the Pro Forma Balance Sheet as of December 31, 2018 (see Note 3).

(j)	To record the elimination of Asterias’ deferred license revenue as of December 31, 2018 and to record the fair value of BioTime’s performance obligation. As a result of purchase accounting, deferred license revenue is valued based on the performance obligation of the acquiror. The fair value of this performance obligation is the estimated costs BioTime may incur, plus a normal profit margin for the level of effort required to perform under the contract after the acquisition, assuming Novo Nordisk exercised its option (see Note 2). These costs include, but are not limited to, negotiation costs, legal fees, valuation and appraisal costs, arbitration, if necessary, and other related costs. Management has estimated those costs, plus a normal profit margin, to be approximately $200,000 in the estimated purchase price allocation.

(k)

Reflects the adjustment to deferred income tax liabilities resulting from pro forma fair value adjustments for the assets and liabilities acquired, principally consisting of the IPR&D. This estimate of deferred taxes was determined based on the excess of the estimated fair values of the acquired assets and liabilities over the tax basis of the assets and liabilities acquired. The statutory tax rate was applied, as appropriate, to the adjustment based on the jurisdiction in which the adjustment is expected to occur. This estimate of deferred income tax liabilities is preliminary and is subject to change based upon BioTime’s final determination of the fair value of assets acquired and liabilities assumed (see Note 3).

The partial reversal of the historical valuation allowance related to BioTime’s deferred tax assets is due to the acquired taxable temporary differences, primarily consisting of the IPR&D discussed in Note 3. ASC 740 allows for deferred tax assets and credit carryforwards that are both available and indefinite in nature to be used against deferred tax liabilities as a source of income to support the realization of those deferred tax assets and credit carryforwards. Any benefit recognized from such a reversal of the valuation allowance is recorded outside of the acquisition accounting. Accordingly, the $4.1 million valuation allowance release and the corresponding tax benefit was primarily related to state research and development credits, including current year federal net operating losses, generated through March 8, 2019, both of which are available and indefinite in nature, and recognized outside of acquisition accounting. The deferred tax assets have been reflected as an off-set to the deferred tax liabilities in the Pro Forma Balance Sheet. Due to the lack of continuing nature of this adjustment, this adjustment has not been reflected in the Pro Forma Statement of Operations

(l)	Reflects the elimination of Asterias’ historical common stock par value, additional paid-in capital and accumulated deficit.

(m)	To record the acquisition date fair value of BioTime common stock held by Asterias (see Note 3) as a direct charge against BioTime common stock. As a California corporation, BioTime does not have or present treasury stock on its consolidated balance sheet. Accordingly, the BioTime common shares acquired at fair value were retired on the Merger date.

Furthermore, to record the consideration of $32.3 million of BioTime common stock issued for the approximate 62% remaining ownership interest in Asterias’ common stock including RSUs (see Note 2), which includes the issuance of 24.7 million shares of BioTime common stock to Asterias stockholders other than BioTime on March 8, 2019 (see Note 2).

(n)	To record the $6.7 million unrealized gain of BioTime’s previously held 38% ownership interest in Asterias common stock from December 31, 2018 to March 8, 2019, immediately preceding the consummation of the Merger. This amount was determined as the difference in the $13.5 million fair value of Asterias common stock held by BioTime as of December 31, 2018 (see (c) above) and the $20.2 million fair value for BioTime’s previously held 38% ownership interest in Asterias on March 8, 2019, computed as part of the purchase price shown in the table in Note 2.

As the transaction costs and the change in control payment obligation discussed in Note 4 (g) above, and the fair value adjustment of BioTime’s previously held 38% ownership interest in Asterias discussed above will not have a continuing impact, BioTime has not shown these adjustments in the Pro Forma Statements of Operations.

(o)	The pro forma adjustments to accumulated deficit is a combination of the $4.1 million tax benefit adjustment, offset by $3.0 million in estimated transaction costs, discussed in Notes (k) and (g) above, respectively.

Note 5. Adjustments to the Pro Forma Statement of Operations

(a)	To record one year of amortization and depreciation expense for the long-lived intangible assets and machinery and equipment, respectively, acquired in the Merger. The amount adjusted to cost of sales is related to the amortization of the long-lived assets acquired attributable to the royalty revenues for “research only use” culture media discussed in Note 3. The acquired IPR&D assets are indefinite-lived intangible assets until the completion or abandonment of the associated R&D efforts. Accordingly, in accordance with ASC 350, goodwill and acquired IPR&D assets are determined to have indefinite lives and are not amortized (see Note 3).

(b)	Reflects the elimination of historical amortization and depreciation expenses related to Asterias’ existing finite-lived intangible assets and machinery and equipment, respectively.

(c)	To record the elimination of BioTime’s unrealized loss on its equity method investment in Asterias, at fair value.

(d)	To record the elimination of Asterias’ unrealized loss on shares of BioTime common stock owned by Asterias, at fair value.

(e)	To record the elimination of Asterias’ dividend income on shares of AgeX Therapeutics, Inc. (“AgeX”) common stock received in the distribution of AgeX common stock to BioTime shareholders, including Asterias, on a pro rata basis, completed on November 28, 2018. Because the entry in (d) above and in Note 4 (a) assumes that BioTime common stock held by Asterias was eliminated for the Pro Forma Financial Statements, accordingly, shares of AgeX common stock received by Asterias in the distribution, including the dividend income recorded therefrom, is also eliminated. As of December 31, 2018, Asterias does not hold any shares of AgeX common stock.

(f)	The following table shows the calculation of pro forma combined basic and diluted net loss per share of common stock, after giving effect to the number of shares of BioTime common stock issued in exchange for the outstanding Asterias common stock and restricted stock units on March 8, 2019, calculated using the Exchange Ratio in Note 2, for the year ended December 31, 2018 (in thousands, except per share amount):

Year Ended December 31, 2018
Pro forma net loss attributable to BioTime Inc.	$(27,088)
Weighted average number of shares of BioTime common stock outstanding - basic and diluted	126,903
Asterias shares converted to BioTime shares (see Note 2)	24,696
BioTime shares acquired from Asterias and retired (see Notes 3 and 4)	(2,622)

Pro forma weighted average shares outstanding – basic and diluted	148,977

Pro forma net loss per BioTime common share – basic and diluted	$(0.18)